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October 10, 1997


URS Corporation
100 California Street, Suite 500
San Francisco, CA 94111-5239                                 WEBB B. MORROW III
                                                             415 693-2170
Ladies and Gentlemen:                                        morrowwb@cooley.com

This opinion is being delivered to you in accordance with the Agreement and Plan of Merger dated August 18, 1997 (the "Plan of Merger") by and among URS CORPORATION, a Delaware corporation ("Parent"), W-C ACQUISITION CORPORATION, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and WOODWARD-CLYDE GROUP, INC., a Delaware corporation (the "Company"). The Company will merge with and into Merger Sub (the "Merger") pursuant to the Plan of Merger and related Merger Documents (collectively, including the exhibits to each, the "Agreements").


Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan of Merger or in certificates dated October 10, 1997 delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").


We have acted as counsel to the Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

         (a)      the Agreements;

         (b)      the Certificates of Representations; and

         (c) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof):

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite of the effectiveness thereof;

URS Corporation
October 10, 1997
Page 2



         2. The truth and accuracy at all relevant times, of all representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their management, employees, officers, directors and stockholders in connection with the Merger, including but not limited to those set forth in the Agreements (including the exhibits) and the Certificates of Representations; and that all covenants contained in such agreements are performed without waiver or breach of any material provision thereof;

         3. There is no plan or intention on the part of the Company's stockholders (a "Plan") to engage in a sale, exchange, transfer, distribution, pledge, or other disposition (including a distribution by a corporation to its stockholders) or any transaction which results in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of Parent Common Stock to be received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the stock of the Company outstanding immediately prior to the Merger. Shares of the Company stock with respect to which dissenters' rights are exercised in the Merger, which are exchanged for cash in lieu of fractional shares of Parent Common Stock or which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger shall be considered shares of the Company stock held by stockholders of the Company immediately before the Merger which are exchanged in the Merger for shares of Parent Common Stock which are then disposed of pursuant to a Plan;

         4. Shares of stock of the Company surrendered pursuant to the Merger will not be subject to any liability at the time surrendered and that no liabilities of any stockholder of the Company will be assumed by Parent or Merger Sub in connection with the Merger; and

         5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

         A. The Merger will be a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

         B. Parent, Merger Sub and the Company are all "parties" to the reorganization within the meaning of Section 368(b) of the Code;

URS Corporation
October 10, 1997
Page 3



         C. Stockholders of the Company who receive part stock and part cash in the Merger will recognize gain in the amount of such cash, limited, however, by such stockholder's total gain on the Merger (which is the difference between the fair market value of the Parent Common Stock and cash received by such stockholder in the Merger less such stockholder's basis in such stockholder's Company stock exchanged therefor). A stockholder's recognized gain should be capital if such Company stock was held as a capital asset at the time of the Merger, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). If a loss, rather than a gain, results from the application of the stockholder's cost basis for the stock surrendered against the total consideration received, that loss will not be recognized;

         D. The aggregate tax basis of any Parent Common Stock received by a Company stockholder in the Merger (including any fractional share deemed received as described in paragraph F below) generally should be equal to the adjusted basis of the Company stock surrendered in exchange therefor, less the cash received in the Merger, plus the gain recognized by such stockholder in the Merger (if any);

         E. The holding period (for capital gain purposes) for each share of Parent Common Stock received in the Merger should include the period during which the share of Company stock surrendered in exchange therefor was held, provided that such share of Company stock was held as a capital asset at the time of the Merger;

         F. A fractional share of Parent Common Stock not actually issued pursuant to the Merger but for which cash is received in lieu thereof should be treated as a fractional share of Parent Common Stock that is issued in the Merger and then redeemed by Parent. A Company stockholder receiving cash in lieu of a fractional share generally should recognize gain or loss upon the payment thereof equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received. Such gain or loss should be a capital gain or loss if, at the time of the Merger, the stockholder's Company stock is held as a capital asset;

         G. A Company stockholder who exercises appraisal rights with respect to shares of Company stock and receives a cash payment for such shares generally should recognize capital gain or loss (if such share was held as a capital asset at the time of the Merger) measured by the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is not a Dividend Equivalent Transaction. A sale of shares pursuant to an exercise of appraisal rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising appraisal rights owns no shares of capital

URS Corporation
October 10, 1997
Page 4



stock of Parent (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger;

         H. Parent and Merger Sub will not recognize gain or loss as a result of the Merger; and

         I. The Company will not recognize gain or loss as a result of the Merger.

In addition to your request for our opinion on these specific federal income tax law matters, you have asked us to review the discussion of federal income tax issues contained in the S-4 Registration Statement filed in connection with the Merger ("Registration Statement"). We have reviewed the discussion entitled "Certain Federal Income Tax Considerations" contained in the Registration Statement and believe that such information fairly presents the current federal income tax law applicable to the Merger and the material federal tax consequences to Parent, Merger Sub and the Company, and the Company's stockholders as a result of the Merger.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction other than the Merger as described in the Agreements or to any other transaction whatsoever including the Merger if all the transactions described in the Agreements are not consummated in accordance with the terms of the Agreements and without waiver of any material provisions thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

URS Corporation
October 10, 1997
Page 5



We consent to the reference to our firm under the caption "Certain Federal Income Tax Considerations" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Prospectus and as an exhibit to the Registration Statement.


This opinion has been delivered for your benefit in connection with the filing of the Registration Statement and may not be distributed or otherwise made available to any other person or entity without our prior written consent.



Sincerely,

COOLEY GODWARD LLP



By:      /S/ WEBB B. MORROW III
         -----------------------------------------
         Webb B. Morrow III

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